Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2003

	Historical		Pro Forma
	Yellow Roadway	Roadway (1/1 - 12/11)	Adjustments		Combined
	(in thousands, except per share data)
Revenue	$3,068,616	$3,052,119	$100	(1)	$6,120,835
Operating expenses:
Salaries, wages and employees’ benefits	1,970,440	1,946,709	1,908	(6)	3,919,057
Operating expenses and supplies	449,825	514,050	(1,153	)(2)	962,722
Operating taxes and licenses	83,548	77,057			160,605
Claims and insurance	67,670	60,080	636	(6)	128,386
Depreciation and amortization	87,398	69,782	1,153	(2)	171,613
			480	(3)
			12,800	(4)
Purchased transportation	318,176	314,435			632,611
(Gains) losses on property disposals, net	(167)	(2,572)			(2,739)
Spin-off and reorganization charges	3,124	53,734	(56,858	)(5)	—

Total operating expenses	2,980,014	3,033,275	(41,034)		5,972,255

Operating income	88,602	18,844	41,134		148,580
Interest expense	20,606	18,124	7,133	(2)	49,872
			4,009	(6)
ABS facility charges	—	3,145	(3,145	)(6)	—
Other, net	1,182	13,539	(9,005	)(2)	5,716

Nonoperating expenses, net	21,788	34,808	(1,008)		55,588

Income from continuing operations before income taxes	66,814	(15,964)	42,142		92,992
Income tax provision	26,131	12,626	16,108	(7)	54,865

Income from continuing operations	$40,683	$(28,590)	$26,034		$38,127

Earnings per share from continuing operations:
Basic	$1.34				$0.80
Diluted	$1.33				$0.79
Average common shares outstanding:
Basic	30,370				47,723
Diluted	30,655				48,100

NOTES TO UNAUDITED CONDENSED COMBINED PRO FORMA

FINANCIAL STATEMENTS

These pro forma adjustments reflect the valuations of Roadway’s tangible and intangible assets and liabilities as well as conforming accounting policies recorded as of December 11, 2003 in conjunction with the acquisition. The allocation of the purchase price is preliminary and subject to adjustment, however, we do not expect material changes. These unaudited condensed combined pro forma financial statements are not necessarily indicative of the operating results or financial position that would have occurred had the acquisition been consummated at the dates indicated, nor necessarily indicative of future operating results.

(1)	Represents the adjustment necessary to conform Roadway’s revenue recognition policy to the policy used by Yellow.
(2)	Reflects certain statement of operations reclassifications made to conform Roadway’s presentation to the presentation used by Yellow.
(3)	Adjustment to record additional depreciation expense on the new basis of Roadway’s property and equipment.
(4)	Adjustment to record amortization expense on identifiable intangible assets.
(5)	Adjustment to eliminate the expense related to the vesting of restricted stock awards, other compensation and transaction fees associated with the acquisition of Roadway by Yellow that were recognized on Roadway’s historical Statement of Consolidated Income for the period January 1, 2003 through December 11, 2003 and the Yellow Roadway Statement of Consolidated Operations for the year ended December 31, 2003.
(6)	Adjustment to record additional interest expense, letter of credit fees and amortization of deferred financing costs on borrowings related to our offering of 3.375% contingent convertible senior notes due 2023, our offering of 5.0% contingent convertible senior notes due 2023 and other bank financing transactions related to the acquisition. The estimated weighted average annual interest rate of the completed and contemplated debt structure is 5.5%. A 1/8th% change in the variable interest rates associated with these borrowings would have a $0.3 million effect on annual interest expense. A $10.0 million change in the amount of borrowings necessary to finance the acquisition would have a $0.4 million effect on annual interest expense.
(7)	Adjustment to record the income tax impact of the pro forma adjustments at an effective income tax rate of 40.0%.